Exhibit 99.1

News Release

ASCENA RETAIL GROUP, INC. REPORTS

FOURTH QUARTER AND FULL YEAR FISCAL 2016 RESULTS

AND PROVIDES FULL YEAR FISCAL 2017 GUIDANCE

FOURTH QUARTER GAAP EPS OF $0.07; NON-GAAP ADJUSTED EPS OF $0.08

MAHWAH, NJ - September 19, 2016 - ascena retail group, inc. (NASDAQ - ASNA) (the “Company”) today reported financial results for its fiscal fourth quarter and full year ended July 30, 2016. Fiscal 2016 reflected a 53-week fiscal year for the Company, and as a result, the Company's fourth quarter GAAP results for Fiscal 2016 reflect a 14-week period, while non-GAAP adjusted results reflect a 13-week period comparable to the prior year 13-week period. Additionally, the Company's non-GAAP adjusted financial results for its fiscal fourth quarter ended July 30, 2016 exclude acquisition and integration expenses, and non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. The Company’s non-GAAP adjusted financial results for its fiscal fourth quarter ended July 25, 2015 exclude a $306 million impairment of goodwill and an intangible asset related to Lane Bryant, and an expense of $51 million related to Justice pricing lawsuits.

For the fourth quarter of Fiscal 2016, the Company reported GAAP earnings of $0.07 per diluted share compared to a loss of $1.98 per diluted share in the same period of Fiscal 2015. The increase was driven by the acquisition of ANN, which closed during the first quarter of Fiscal 2016, along with prior year items including the impairment of goodwill and an intangible asset at Lane Bryant and the expense related to the Justice pricing lawsuits. For the fourth quarter of Fiscal 2016, the Company reported non-GAAP adjusted earnings of $0.08 per diluted share which excludes the purchase accounting expenses and acquisition and integration costs associated with the acquisition of ANN, as well as the estimated impact of the 53rd week.

For full year Fiscal 2016, the Company reported a GAAP loss of $0.06 per diluted share as a result of acquisition and integration costs, and the effect of non-cash purchase accounting adjustments, all of which were related to the acquisition of ANN. The Company reported a loss of $1.46 per diluted share in the same period of Fiscal 2015 primarily due to the previously discussed charges for the Lane Bryant impairments and Justice pricing lawsuits. Non-GAAP adjusted earnings for the 52-week period ending July 23, 2016 were $0.60 per diluted share, which excludes the aforementioned ANN items and the estimated impact of the 53rd week.

David Jaffe, President and Chief Executive Officer of ascena retail group, inc., commented, "Fiscal 2016 was a challenging year for ascena, characterized by a highly competitive selling environment and significant store traffic headwinds. While we are seeing good customer demand during peak periods, off-peak demand has been inconsistent, and fourth quarter financial performance fell well below our expectations."

Jaffe concluded, "Aside from the challenging business trend we’ve seen, I’d like to highlight progress in four key areas of our business that I believe lay the foundation for stronger future performance. First, we were pleased by the Justice turnaround. The Justice team delivered full-year operating margin in the middle of the guidance range we provided last September. Second, our integration of ANN continues to progress well, and we remain ahead of plan with our synergy and cost savings workstreams. Third, the new ascena omni-channel platform went live at Justice in the fourth quarter, and the early reads on demand growth have significantly exceeded our expectations. And finally, we continue to make progress with our enterprise transformation work, and we are currently moving forward to address identified opportunities."

Fiscal Fourth Quarter 2016 Results

Net Sales and Comparable Sales

On a GAAP basis, Net sales for the fourth quarter of Fiscal 2016 were $1.812 billion compared to $1.170 billion last year, with the increase driven by the acquisition of ANN, which was not included in the prior year. Fiscal 2016 also includes Net sales of approximately $82 million associated with the 53rd week. Comparable sales at the legacy ascena brands (excluding ANN) were down 4% for the quarter based on the comparable 13-week period. On a non-GAAP adjusted basis, Net sales were $1.731 billion.

The Company’s comparable sales data for the fiscal fourth quarter is summarized below:

		Net Sales (millions)
		Three Months Ended
	Comparable Sales (a)	July 30, 2016	July 25, 2015
ANN (a)	N/A	$617.1	$—
Justice	(4)%	244.5	242.1
Lane Bryant	1%	317.9	292.0
maurices	(9)%	257.6	254.0
dressbarn	(7)%	282.8	289.3
Catherines	(5)%	92.4	92.4
Total Company	(4)%	$1,812.3	$1,169.8

(a)	ANN was acquired in the first quarter of Fiscal 2016. For comparative purposes, utilizing unaudited internally generated ANN data from the pre-acquisition period, ANN's comparable sales for the fourth quarter of Fiscal 2016 were approximately (6)%. Given that it reflects pre-acquisition data, ANN's sales were excluded from the calculation of Total Company comparable sales. Including the unaudited internally generated ANN data, Total Company comparable sales were approximately (5)%.

Gross margin

On a GAAP basis, Gross margin increased to $1,041 million, or 57.5% of sales, for the fourth quarter of Fiscal 2016. This compared to $638 million, or 54.5% of fourth quarter sales last year with dollar growth driven primarily by the acquisition of ANN which added $355 million in the fourth quarter of Fiscal 2016. Fiscal 2016 GAAP gross margin includes approximately $48 million associated with the 53rd week. The strong improvement in gross margin rate was driven primarily by performance at Justice related to the successful implementation of its new, less promotional selling model, along with a generally reduced level of promotional activity and disciplined inventory planning and management across our brand portfolio. On a non-GAAP adjusted basis, Gross margin was $994 million, or 57.4% of sales.

Buying, distribution, and occupancy expenses

On a GAAP basis, Buying, distribution, and occupancy (“BD&O”) expenses for the fourth quarter of Fiscal 2016 were $328 million, or 18.1% of sales, compared to $212 million, or 18.1% of fourth quarter sales last year, with approximately $111 million of the increase related to the acquisition of ANN and approximately $3 million associated with the 53rd week. On a non-GAAP adjusted basis, BD&O expenses were $324 million, or 18.7% of sales.

Selling, general, and administration expenses

On a GAAP basis, Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of Fiscal 2016 were $540 million, or 29.8% of sales, compared to $400 million, or 34.2% of fourth quarter sales last year with the growth mostly being driven by the acquisition of ANN which added $164 million of expense in the fourth quarter of Fiscal 2016. Also contributing to the increase were expenses associated with the 53rd week of approximately $18 million, primarily reflecting payroll costs. These increases were partially offset by prior year expense of $51 million related to Justice pricing lawsuits. On a non-GAAP adjusted basis, SG&A expenses were $521 million, or 30.1% of sales.

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Operating income

On a GAAP basis, the Company generated Operating income for the fourth quarter of Fiscal 2016 of $65 million, or 3.6% of fourth quarter sales compared to an Operating loss of $352 million, or 30.1% of fourth quarter sales last year. The increase in operating results reflected the addition of $46 million for ANN (which included $12 million of non-cash purchase accounting adjustments) and approximately $27 million from the 53rd week, along with prior year items including the $306 million impairment of goodwill and an intangible asset at Lane Bryant and the $51 million expense related to Justice pricing lawsuits.

Effective tax rate

On a GAAP basis, the effective tax rate increased to 63.0% for the fourth quarter of Fiscal 2016 from 8.4% last year. The effective tax rate for the quarter was higher than the statutory tax rate primarily due to the effect of state and local tax rates on the full year earnings, and certain expenses which are non-deductible for tax purposes.

Net income and earnings per share

On a GAAP basis, the Company reported Net income of $14 million, or $0.07 per diluted share, in the fourth quarter of Fiscal 2016, compared to a Net loss of $323 million last year, or $1.98 per diluted share. Net income for the fourth quarter of Fiscal 2016 includes the impact of approximately $15 million of income, or $0.08 per diluted share from the 53rd week, and approximately $17 million of expense, or $0.09 per diluted share, related to acquisition and integration costs as well as the impact of non-cash purchase accounting adjustments related to the acquisition of ANN.

Fiscal Fourth Quarter Balance Sheet Highlights

Cash and cash equivalents

The Company ended the fourth quarter of Fiscal 2016 with Cash and cash equivalents of $372 million. Of this amount, approximately $199 million is held outside of the U.S.

Inventory

The Company ended the fourth quarter of Fiscal 2016 with inventory of $649 million. On a non-GAAP adjusted basis, Inventory (excluding ANN) was down 8% versus the year-ago period. Due to the timing of the ANN acquisition in 2015, prior year audited comparable data for ANN is not available.

Capital expenditures

In the fourth quarter of Fiscal 2016, capital expenditures totaled $116 million. Full year Fiscal 2016 capital expenditures totaled $367 million.

Capital allocation

The Company ended the fourth quarter of Fiscal 2016 with total debt of $1.72 billion, which represents the remaining balance on its $1.8 billion term loan used to acquire ANN. The Company had no borrowings outstanding on its asset-based revolver at the end of the quarter. During the fourth quarter of Fiscal 2016, the Company made a $5 million scheduled principal payment on its $1.8 billion term loan. In addition, subsequent to year-end, on August 1, 2016, the Company repaid $100 million of the term loan such that the Company's next mandatory quarterly repayment does not occur until calendar 2018. The Company did not repurchase any additional shares during the quarter under its existing stock repurchase program and ended the quarter with a remaining availability of $181 million.

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Fiscal Year 2017 Outlook

The Company is providing full year guidance for Fiscal 2017 that reflects continued store traffic headwinds and a negative quarter-to-date comparable sales trend as follows:

	2017 Guidance (GAAP basis)	2017 Guidance (Non-GAAP Adjusted basis)	ANN Purchase Accounting Impact (a)
Total company sales	$6.9 to $7.0 billion	Same	N/A
Total comparable sales	N/A	(1%) to (2%)	N/A
Gross margin	59.0% to 59.3%	Same	N/A
EBITDA	N/A	$635 to $650 million	$(13) million
Depreciation and amortization	~ $387 million	~ $355 million	$32 million
Interest expense (b)	$95 to $100 million	Same	N/A
Effective tax rate	~ 38%	Same	N/A
Diluted share count	197 million	Same	N/A
EPS	$0.46 to $0.51	$0.60 to $0.65	$(0.14)
Capital expenditures	$295 to $325 million	Same	N/A
Store count	Modest net store count decline	Same	N/A

(a)	Includes non-cash purchase accounting adjustments associated with the write-up of ANN's tangible and intangible assets to fair market value and primarily reflects adjustments related to ANN's customer relationships, property and equipment and lease-related assets and liabilities.
(b)	Inclusive of non-cash interest of approximately $12 million related to amortization of the original issue discount and debt issue costs.

Given that Fiscal 2017 represents a normal 52-week period that will have comparable results inclusive of ANN in both current and prior year data as well as recently issued SEC interpretative guidance relating to the use of non-GAAP financial measures, the Company is transitioning back to its historical practice of providing forward looking guidance on a GAAP basis. As such, the Company will be providing GAAP guidance and highlighting significant items impacting that guidance. To aid in the transition from non-GAAP adjusted EPS guidance to GAAP EPS guidance, we are providing the following comparison of Fiscal 2016 EPS guidance and our full year Fiscal 2017 EPS guidance as follows:

	Fiscal 2016 Actual	Fiscal 2017 Guidance
Non-GAAP adjusted EPS, excluding items listed below (prior guidance basis) (a)	$0.60	$0.60 to $0.65
Estimated impact of the 53rd week (a)	0.08	—
ANN purchase accounting impact - inventory (a)	(0.40)	—
ANN purchase accounting impact - other than inventory (a)	(0.12)	(0.14)
Impact of ANN prior to August 21, 2015 (a)	0.02	—
Acquisition and integration expenses (a)	(0.24)	—
GAAP EPS (go-forward guidance baseline)	$(0.06)	$0.46 to $0.51

(a)	Refer to Note 3 to the unaudited condensed consolidated financial information for more information.

The above guidance for fiscal year 2017 excludes any impact from our enterprise transformation work and the continued integration of ANN as the Company is unable to fully estimate the related impacts at this time.

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Real Estate

The Company's store information on a brand-by-brand basis for the fourth quarter is as follows:

	Quarter Ended July 30, 2016
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4
Ann Taylor	340	2	(2)	340
LOFT	680	2	—	682
Justice	938	2	(3)	937
Lane Bryant	763	13	(4)	772
maurices	979	17	(3)	993
dressbarn	822	1	(14)	809
Catherines	373	—	—	373
Total	4,895	37	(26)	4,906

Conference Call Information

The Company will conduct a conference call today, September 19, 2016, at 4:30 PM Eastern Time to review its fourth quarter and full year Fiscal 2016 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 76516611. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until September 26, 2016 by dialing (855) 859-2056, the conference ID is 76516611, and until October 19, 2016 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

The Company's financial results for its fiscal fourth quarters ended July 30, 2016 and July 25, 2015 reflect acquisition and integration expenses, non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, prior year impairment of goodwill and an intangible asset related to Lane Bryant, a prior year expense related to Justice pricing lawsuits, and other income and expenses classified outside of operating income.

Additionally, our GAAP results for Fiscal 2016 reflect a 53-week period whereas results for Fiscal 2015 reflect a 52-week period. As a result of the 53rd week, the fourth quarter of Fiscal 2016 reflects results for a 14-week period. To enhance comparability between the periods, GAAP results for the fourth quarter of Fiscal 2016 have been adjusted to reflect a 13-week period.

Non-GAAP adjusted results for Fiscal 2016 and Fiscal 2015, which exclude the effect of these aforementioned items, have been presented to supplement the reported results. Reference should be made to Note 3 of the unaudited condensed consolidated financial information included herein for a reconciliation of non-GAAP adjusted financial measures to the most directly comparable GAAP financial measures.

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About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, maurices, dressbarn and Catherines brands, and for tween girls under the Justice brand.  ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit:  ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, Catherines.com, and shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

CONTACT:	For investors:	For media:
	ascena retail group, inc.	ascena retail group, inc.
	Stacy Turnof	Catherine Fisher
	Vice President of Investor Relations	Senior Vice President, Chief Communications Officer
	(551) 777-6928	(551) 777-6725
	stacy.turnof@ascenaretail.com	catherine.fisher@ascenaretail.com

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

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ascena retail group, inc.

Condensed Consolidated Statements of Operations (Unaudited GAAP basis)

(millions, except per share data)

	Three Months Ended
	July 30, 2016	% of Net Sales	July 25, 2015	% of Net Sales
Net sales	$1,812.3	100.0%	$1,169.8	100.0%
Cost of goods sold	(771.0)	(42.5)%	(532.2)	(45.5)%
Gross margin	1,041.3	57.5%	637.6	54.5%
Other costs and expenses:
Buying, distribution and occupancy expenses	(328.3)	(18.1)%	(211.9)	(18.1)%
Selling, general and administrative expenses	(540.4)	(29.8)%	(399.7)	(34.2)%
Acquisition and integration expenses	(10.5)	(0.6)%	(12.8)	(1.1)%
Impairment of goodwill	—	—%	(261.7)	(22.4)%
Impairment of intangible assets	—	—%	(44.7)	(3.8)%
Depreciation and amortization expense	(96.9)	(5.3)%	(58.8)	(5.0)%
Operating income (loss)	65.2	3.6%	(352.0)	(30.1)%
Interest expense	(27.6)	(1.5)%	(1.2)	(0.1)%
Interest income and other (expense) income, net	(0.3)	—%	0.1	—%
Income (loss) before (provision) benefit for income taxes	37.3	2.1%	(353.1)	(30.2)%
(Provision) benefit for income taxes	(23.5)	(1.3)%	29.7	2.5%
Net income (loss)	$13.8	0.8%	$(323.4)	(27.6)%

Net income (loss) per common share:
Basic	$0.07		$(1.98)
Diluted	$0.07		$(1.98)

Weighted average common shares outstanding:
Basic	194.1		163.1
Diluted	195.1		163.1

See accompanying notes.

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ascena retail group, inc.

Condensed Consolidated Statements of Operations (Unaudited GAAP basis)

(millions, except per share data)

	Twelve Months Ended
	July 30, 2016	% of Net Sales	July 25, 2015	% of Net Sales
Net sales	$6,995.4	100.0%	$4,802.9	100.0%
Cost of goods sold	(3,066.7)	(43.8)%	(2,133.7)	(44.4)%
Gross margin	3,928.7	56.2%	2,669.2	55.6%
Other costs and expenses:
Buying, distribution and occupancy expenses	(1,286.5)	(18.4)%	(856.9)	(17.8)%
Selling, general and administrative expenses	(2,112.3)	(30.2)%	(1,490.9)	(31.0)%
Acquisition and integration expenses	(77.4)	(1.1)%	(31.7)	(0.7)%
Impairment of goodwill	—	—%	(261.7)	(5.4)%
Impairment of intangible assets	—	—%	(44.7)	(0.9)%
Depreciation and amortization expense	(358.7)	(5.1)%	(218.2)	(4.5)%
Operating income (loss)	93.8	1.3%	(234.9)	(4.9)%
Interest expense	(103.3)	(1.5)%	(6.0)	(0.1)%
Interest and other income, net	0.4	—%	0.3	—%
Gain on extinguishment of debt	0.8	—%	—	—%
Loss before (provision) benefit for income taxes	(8.3)	(0.1)%	(240.6)	(5.0)%
(Provision) benefit for income taxes	(3.6)	(0.1)%	3.8	0.1%
Net loss	$(11.9)	(0.2)%	$(236.8)	(4.9)%

Net loss per common share:
Basic	$(0.06)		$(1.46)
Diluted	$(0.06)		$(1.46)

Weighted average common shares outstanding:
Basic	192.2		162.6
Diluted	192.2		162.6

See accompanying notes.

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ascena retail group, inc.

Condensed Consolidated Balance Sheets (Unaudited GAAP basis)

(millions)

	July 30, 2016	July 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$371.8	$240.6
Inventories	649.3	489.3
Deferred tax assets	—	88.5
Prepaid expenses and other current assets	218.9	131.5
Total current assets	1,240.0	949.9
Property and equipment, net	1,630.1	1,170.0
Goodwill	1,279.3	319.7
Other intangible assets, net	1,268.7	388.3
Other assets	88.2	78.3
Total assets	$5,506.3	$2,906.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$429.4	$238.8
Accrued expenses and other current liabilities	413.7	403.2
Deferred income	110.0	64.1
Income taxes payable	6.6	11.6
Current portion of long term debt	54.0	—
Total current liabilities	1,013.7	717.7
Long-term debt, less current portion	1,594.5	106.5
Lease-related liabilities	387.1	241.4
Deferred income taxes	442.2	181.8
Other non-current liabilities	205.5	140.7
Total liabilities	3,643.0	1,388.1
Equity	1,863.3	1,518.1
Total liabilities and equity	$5,506.3	$2,906.2

See accompanying notes.

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ascena retail group, inc.

Segment Information (Unaudited)

(millions)

	Three Months Ended		Twelve Months Ended
	July 30, 2016 (a)	July 25, 2015	July 30, 2016	July 25, 2015
Net sales (GAAP basis):
ANN (b)	$617.1	$—	$2,330.9	$—
Justice	244.5	242.1	1,106.3	1,276.8
Lane Bryant	317.9	292.0	1,130.3	1,095.9
maurices	257.6	254.0	1,101.3	1,060.6
dressbarn	282.8	289.3	993.3	1,023.6
Catherines	92.4	92.4	333.3	346.0
Total net sales	$1,812.3	$1,169.8	$6,995.4	$4,802.9

	Three Months Ended		Twelve Months Ended
	July 30, 2016 (a)	July 25, 2015	July 30, 2016	July 25, 2015
Operating income (loss) (GAAP basis):
ANN (b) (c)	$45.7	$—	$13.3	$—
Justice	(15.6)	(98.7)	29.0	(62.8)
Lane Bryant	17.2	(296.3)	20.6	(308.0)
maurices	4.8	22.4	105.6	125.9
dressbarn	17.6	24.1	(13.6)	10.7
Catherines	6.0	9.3	16.3	31.0
Unallocated acquisition and integration expenses	(10.5)	(12.8)	(77.4)	(31.7)
Total operating income (loss)	$65.2	$(352.0)	$93.8	$(234.9)

	Three Months Ended		Twelve Months Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
Adjusted EBITDA (non-GAAP basis): (d)
ANN (b)(c)	$83.1	$—	$275.7	$—
Justice	(7.2)	(27.6)	90.1	60.1
Lane Bryant	23.1	22.0	58.2	45.3
maurices	15.5	34.0	152.7	169.2
dressbarn	27.9	37.3	36.9	61.3
Catherines	6.8	11.1	23.8	38.2
Total Adjusted EBITDA	$149.2	$76.8	$637.4	$374.1

(a)	Results for the ANN segment for the fourth quarter of Fiscal 2016 reflect 13 weeks of operations whereas results for the Company's other brands for the fourth quarter of Fiscal 2016 reflect 14 weeks of operations. Reference is made to Note 2 of the Unaudited Condensed Consolidated Financial Information.

(b)	Fiscal 2016 includes the post-acquisition results of ANN which was acquired on August 21, 2015. ANN's first, second and third quarters of Fiscal 2016 ended October 31, 2015, January 30, 2016 and April 30, 2016, respectively, whereas the first, second and third quarters of Fiscal 2016 for the Company's other segments ended October 24, 2015, January 23, 2016 and April 23, 2016, respectively. The effect of these one-week reporting period differences are not material. All segments of the Company are on the same fiscal calendar as of the end of Fiscal 2016.

(c)	Information related to the ANN segment for the three and twelve months ended July 30, 2016 includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. For the three months ended July 30, 2016 these adjustments primarily consist of the write-up of ANN's customer relationships and the write-up of ANN's property and equipment. Additionally, information related to the twelve months ended July 30, 2016 includes the impact of non-cash inventory expense associated with the purchase accounting adjustment of ANN's inventory to fair market value.

(d)	Represents earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") and excludes non-operating related items. For a more detailed discussion on our use of Adjusted EBITDA, reference is made to Note 3 of the Unaudited Condensed Consolidated Financial Information.

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ascena retail group, inc.

Notes to Unaudited Condensed Consolidated Financial Information

Note 1. Acquisition of ANN INC.

On August 21, 2015, the Company acquired 100% of the outstanding common stock of ANN INC. ("ANN") for an aggregate purchase price of approximately $2.1 billion (the "ANN Acquisition"). The ANN segment utilizes a 52-53 week fiscal year following the National Retail Federation calendar. Accordingly, ANN's results have been included herein for the post-acquisition period from August 22, 2015 to July 30, 2016.

Note 2. Basis of Presentation

Fiscal Year

The Company utilizes a 52-53 week fiscal year ending on the last Saturday in July. As such, fiscal year 2016 ended on July 30, 2016 and reflected a 53-week period (“Fiscal 2016") and fiscal year 2015 ended on July 25, 2015 and reflected a 52-week period (“Fiscal 2015"). Results of the Company's ANN segment for the fourth quarter of Fiscal 2016 reflect a 13-week period, whereas results for the Company's other brands for the fourth quarter of Fiscal 2016 reflect a 14-week period. The effect of ANN's one-week reporting period difference is not material to the condensed consolidated financial statements for either the three or twelve months ended July 30, 2016. As of the end of Fiscal 2016, all of the Company's brands have the same fiscal period end.

Note 3. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided financial measures in this press release that exclude (i) acquisition and integration expenses, (ii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting inventory expense and depreciation and amortization expense, (iii) impairment of goodwill and an intangible asset related to Lane Bryant, (iv) an expense related to Justice pricing lawsuits, and (v) other income and expenses classified outside of operating income.

Further, our GAAP results for Fiscal 2016 reflect a 53-week period whereas results for Fiscal 2015 reflect a 52-week period. As a result of the 53rd week, the fourth quarter of Fiscal 2016 reflects results for a 14-week period. The Company performed an analysis to determine which costs were fixed and not impacted by the existence of a 53rd week and which costs would be considered incremental to the 52-week period. Only costs deemed incremental were included in the impacts disclosed below. In general, the results for the 53rd week reflect the flow through of margin on the related sales volume for the week less direct costs to fulfill the orders and payroll costs incurred during the week. Specifically, Net sales reflect sales generated for the period July 24, 2016 through July 30, 2016. Cost of revenues reflects the cost of product and any freight and shipping costs incurred during that week. BD&O expenses includes fulfillment expenses incurred by the Company’s fulfillment centers during the 53rd week. BD&O expenses do not include an allocation of rent or depreciation to the 53rd week period, as such costs were not considered incremental to the 52-week period. Finally, SG&A expenses primarily reflect payroll costs incurred during the 53rd week.

Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude certain non-recurring costs as well as the results of the 53rd week.

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ascena retail group, inc.

Notes to Unaudited Condensed Consolidated Financial Information - (continued)

(millions, except per share data)

Note 3. Use of Non-GAAP Financial Measures (continued)

In addition, the following table presents the financial performance measure of earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to exclude non-operating related items such as (i) acquisition and integration expenses, (ii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting inventory expense and depreciation and amortization expense, (iii) impairment of goodwill and an intangible asset related to Lane Bryant, (iv) an expense related to Justice pricing lawsuits, (v) the impact of the 53rd week, and (vi) other income and expenses classified outside of operating income. These measures may not be directly comparable to similar measures used by other companies and should not be considered a substitute for performance measures in accordance with GAAP such as operating income and net income reported herein. The table below reconciles Adjusted EBITDA to Net income (loss) as reflected in our unaudited condensed consolidated statements of operations.

	Reconciliation of Adjusted EBITDA to Net income (loss)
	Three Months Ended		Twelve Months Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
Adjusted EBITDA (a)	$149.2	$76.8	$637.4	$374.1
Depreciation and amortization expense (b)	(96.9)	(58.8)	(358.7)	(218.2)
Estimated impact of 53rd week	26.9	—	26.9	—
Acquisition and integration expenses	(10.5)	(12.8)	(77.4)	(31.7)
Impact of the purchase accounting adjustments for leases	(2.4)	—	(4.3)	—
Impact of the purchase accounting adjustments for deferred revenue	(1.1)	—	(3.2)	—
Impairment of Lane Bryant goodwill and intangible assets	—	(306.4)	—	(306.4)
Non-cash inventory expense associated with the write-up of ANN's inventory to fair market value	—	—	(126.9)	—
Justice pricing lawsuits	—	(50.8)	—	(50.8)
Certain costs related to the closure of Brothers	—	—	—	(1.9)
Operating income (loss)	65.2	(352.0)	93.8	(234.9)

Interest expense	(27.6)	(1.2)	(103.3)	(6.0)
Interest income and other (expense) income, net	(0.3)	0.1	0.4	0.3
Gain on extinguishment of debt	—	—	0.8	—
Income (loss) before (provision) benefit for income taxes	37.3	(353.1)	(8.3)	(240.6)
(Provision) benefit for income taxes	(23.5)	29.7	(3.6)	3.8
Net income (loss)	$13.8	$(323.4)	$(11.9)	$(236.8)

(a)	The operating results of ANN for the post-acquisition period from May 1, 2016 to July 30, 2016 and from August 22, 2015 to July 30, 2016 are included within the Company's consolidated results of operations for the three and twelve months ended July 30, 2016, respectively. No results for the ANN segment are included herein for the three and twelve months ended July 25, 2015.

(b)	Includes $8.9 and $30.8 million for the three and twelve months ended July 30, 2016, respectively, reflecting non-cash purchase accounting adjustments associated with the write-up of ANN's property and equipment and customer relationships to fair value.

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ascena retail group, inc.

Notes to Unaudited Condensed Consolidated Financial Information - (continued)

(millions, except per share data)

Note 3. Use of Non-GAAP Financial Measures (continued)

The following table presents a reconciliation of our reported GAAP earnings per share for the three and twelve months ended July 30, 2016 to our non-GAAP adjusted earnings per share:

	Three Months Ended				Twelve Months Ended
	July 30, 2016				July 30, 2016
	Income (loss) before income taxes	(Provision) benefit for income taxes (e)	Net income (loss)	Diluted net income (loss) per common share (f)	(Loss) income before income taxes	(Provision) benefit for income taxes (e)	Net (loss) income	Diluted net (loss) income per common share (f)
Reported GAAP basis	$37.3	$(23.5)	$13.8	$0.07	$(8.3)	$(3.6)	$(11.9)	$(0.06)
Adjustments:
Impact of non-cash purchase accounting adjustments (a)	12.4	(3.4)	9.0	0.05	165.2	(63.4)	101.8	0.52
Impact of ANN prior to August 21, 2015 (b)	—	—	—	—	(5.6)	2.2	(3.4)	(0.02)
Acquisition and integration expenses (c)	10.5	(2.5)	8.0	0.04	77.4	(29.6)	47.8	0.24
Estimated impact of 53rd week (d)	(25.2)	10.1	(15.1)	(0.08)	(25.2)	10.1	(15.1)	(0.08)
Non-GAAP basis	$35.0	$(19.3)	$15.7	$0.08	$203.5	$(84.3)	$119.2	$0.60

(a)	Includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. For the three months ended July 30, 2016, these adjustments include depreciation and amortization of $8.9 million related to the write-up of ANN's customer relationships and property and equipment and $3.5 million of other purchase accounting adjustments which are primarily lease-related. For the twelve months ended July 30, 2016, these adjustments include $126.9 million related to the write-up of ANN's inventory, depreciation and amortization of $30.8 million related to the write-up of ANN's customer relationships and property and equipment and $7.5 million of other purchase accounting adjustments which are primarily lease-related.

(b)	Primarily represents the incremental interest expense for the stub period prior to the acquisition date on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition at an interest rate of 5.25% as well as the impact of the related deferred financing fees. Also includes ANN's results for the three-week stub period from the end of its last fiscal quarter prior to the acquisition date through the acquisition date and has been adjusted to exclude transaction-related expenses incurred by ANN resulting from the ANN Acquisition. This impact, which is not included in the reported GAAP results, assumes that the ANN Acquisition had occurred as of the beginning of Fiscal 2016 and the related debt incurred was outstanding as of the beginning of Fiscal 2016.

(c)	For the three months ended July 30, 2016, primarily reflects pre-tax costs related to the ANN Acquisition consisting of $3.8 million of severance and retention-related expenses and $7.1 million of other integration expenses. For the twelve months ended July 30, 2016, primarily reflects pre-tax costs related to the ANN Acquisition consisting of $37.5 million of severance and retention-related expenses, $17.3 million of other integration expenses and $20.8 million of transactions costs.

(d)	Our GAAP results for Fiscal 2016 reflect a 53-week period whereas our normal results reflect a 52-week period. As a result of the 53rd week, the fourth quarter of Fiscal 2016 reflects results for a 14-week period. To enhance comparability between periods, we have presented results that reflect both a 52-week and a 53-week period. The adjustment included herein reflects the results of the 53rd week period as described above.

(e)	The (Provision) benefit for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses and quarterly earnings fluctuations, at an estimated annual effective tax rate of 41%.

(f)	Reflects the impact on EPS of using 195.1 million weighted average common shares for both GAAP net income per diluted common share and adjusted net income per diluted common share for the three months ended July 30, 2016. For the twelve months ended July 30, 2016, reflects the impact on EPS of using 196.0 million weighted average common shares for adjusted net income per diluted common share compared to the 192.2 million used to calculate EPS on a reported GAAP basis. The weighted average number of diluted common shares on an adjusted basis reflects the dilutive effect of stock options and other securities, which were excluded from the reported GAAP amount due to the net loss reported during the period.

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